Exhibit 99

PRESS RELEASE – For Release:

Immediately

Contact:

Robert J. McCormack	Sandra J. Miller
President and Chief Executive Officer	EVP & Chief Banking Officer
Sun Bancorp, Inc.	Sun Bancorp, Inc.
570-523-4301	570-523-4305
bmccormack@sunbankpa.com	smiller@sunbankpa.com

SUN BANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

Lewisburg, PA – SUN BANCORP, INC.  (NASDAQ: SUBI)  The Board of Directors of Sun Bancorp, Inc. announced that on October 30, 2003, it declared a quarterly cash dividend of $0.1815 per share.  The dividend will be payable December 12, 2003 to shareholders of record November 28, 2003.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania.  Headquartered in Lewisburg, Pennsylvania, Sun operates 23 branches in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid Penn Insurance Associates, SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC. The previously announced transaction with Sentry Trust Company and Sun Bancorp, Inc. is expected to close in the fourth quarter 2003.  Sun will continue to explore opportunities in its targeted markets.  For more information, visit the company’s website at www.sunbankpa.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, the risk that proposed acquisitions may not be consummated and that the acquired companies may not be successfully integrated, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.